                                                           Registration No. 333-
    As filed with the Securities and Exchange Commission on March 6, 1997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ------------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ------------------------------

                             BRISTOL HOTEL COMPANY
             (Exact Name of Registrant as Specified in its Charter)



                 Delaware                                 75-2584227
         (State of Incorporation)                     (I.R.S. Employer
                                                      Identification No.)


                          14285 Midway Road, Suite 300
                              Dallas, Texas 75244
                                 (972) 788-0001
                         (Principal Executive Offices)

                             Joel M. Eastman, Esq.
                Vice President, Secretary and General Counsel
                          14285 Midway Road, Suite 300
                              Dallas, Texas 75244
                                 (972) 788-0001
                              (Agent for Service)

                        ------------------------------

                                   Copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                                   32nd Floor
                           New York, New York  10022
                           Telephone:  (212) 326-3939

                        ------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier
effective registration statement for the same offering.   [ ]  ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        ------------------------------

                        CALCULATION OF REGISTRATION FEE


===============================================================================================================
   Title of each class of securities      Amount to be         Proposed           Proposed        Amount of
                   to                     registered(1)         maximum           maximum        registration
             be registered                                     offering          aggregate           fee
                                                               price per          offering
                                                              unit(1)(2)      price(1)(2)(3)(4)
---------------------------------------------------------------------------------------------------------------
  Senior Debt Securities(5)                 }                  }                 }                  }
  Subordinated Debt Securities(5)           }                  }                 }                  }
  Common Stock(5)                           }                  }                 }                  }
  Preferred Stock(5)                        }                  }                 }                  }
  Warrants                                  }                  }                 }                  }
                                            $500,000,000       $500,000,000      $500,000,000       $151,516
                   Total
===============================================================================================================

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units or composite currency or currencies. Such amount represents the aggregate offering price of the securities registered hereunder and the exercise price of any securities issuable upon exercise of Warrants. If any securities are issued at an original issue discount, then such greater amount as shall result in an aggregate initial offering price of $500,000,000.

(2) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D. of Form S-3.

(3) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) The number of shares of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933.

(5) Also includes such indeterminate number of shares of Preferred Stock and Common Stock as may be issued upon conversion of or exchange for any Senior Debt Securities, Subordinated Debt Securities or Preferred Stock that provide for conversion or exchange into other securities.

                        ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED MARCH 6, 1997

PROSPECTUS


                                  $500,000,000


                             BRISTOL HOTEL COMPANY


                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

    Bristol Hotel Company (the "Company") may offer from time to time, together or separately, (i) debt securities ("Debt Securities") consisting of notes, debentures or other evidences of indebtedness in one or more series, (ii) shares of its Common Stock (the "Common Stock"), (iii) shares of its Preferred Stock (the "Preferred Stock") and (iv) warrants or other rights to purchase Debt Securities, Common Stock or Preferred Stock, or any combination thereof, as may be designated by the Company at the time of the offering ("Warrants") in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Common Stock, Preferred Stock and Warrants are collectively called the "Securities."

    The Securities may be offered in separate series or issuances at an aggregate initial public offering price not to exceed $500,000,000 or, if applicable, the equivalent thereof in other currencies, at prices and on terms to be determined at the time or times of offering.

    The specific terms of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement and include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt ("Senior Securities") or subordinated debt ("Subordinated Securities"), purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange; (ii) in the case of Common Stock, the number of shares and any initial public offering price; (iii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price and any other terms; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants.

    The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "BH." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance.

    Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

         SEE "RISK FACTORS" BEGINNING AT PAGE 4 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

                          -------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------

    The Securities will be sold either through underwriters, dealers or agents or directly by the Company. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers or agents.

                          -------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                          -------------------------

               THE DATE OF THIS PROSPECTUS IS MARCH  , 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IF UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Common Stock is listed on the NYSE. Reports and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied at, or obtained from, the Commission or the NYSE in the manner described above.


                          -------------------------


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-14062), the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Current Report on Form 8-K dated June 17, 1996 and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto are incorporated herein by reference.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Bristol Hotel Company, 14285 Midway Road, Suite 300, Dallas, Texas 75244,
Attention: Investor Relations (telephone:  (972) 788-0001).

                                  THE COMPANY

    Bristol Hotel Company (together with its subsidiaries, the "Company") is a leading owner/operator of hotels in the southern United States with 39 hotels containing a total of approximately 10,000 rooms as of the date of this Prospectus. The Company's properties are primarily full-service hotels in the upscale and mid-priced segments of the lodging industry that presently operate under the Company's own brand names, including Bristol Suites(TM), Harvey Hotel(TM) and Harvey Suites(TM), and under franchise agreements with national hotel chains, including Holiday Inn(TM), Hampton Inn(TM) and Marriott(TM). The Company's hotels are located in eight states, with 28 hotels strategically concentrated in the rapidly growing Dallas, Houston and Atlanta markets. The Company owns all but one of the 39 hotels it manages.

    Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 15, 1996, among the Company, Holiday Corporation ("Holiday Corporation") and Holiday Inns, Inc. ("Holiday Inns"), and certain related agreements, the Company expects to acquire, or acquire Holiday Inns' interests in, as the case may be, 62 hotels (the "Acquired Holiday Hotels") owned or operated by Holiday Inns (or affiliates thereof) containing a total of over 18,000 rooms (together with the other transactions contemplated by the Merger Agreement, the "Holiday Acquisition"). Of these properties, 45 hotels are owned by Holiday Inns (or affiliates thereof), 14 hotels are managed (but not owned) by Holiday Inns and three hotels are managed by Holiday Inns and owned by a partnership in which Holiday Inns owns an equity interest. These 62 mid-scale hotels are located in 19 states, the District of Columbia and Canada, with concentrations in the southern and southwestern United States and California and operate under Holiday Inns' brands. The Holiday Acquisition will be effected (i) by the issuance of 2,391,286 shares of Common Stock of the Company to Holiday Corporation, (ii) the issuance of 6,981,832 shares of Common Stock of the Company to Bass America, Inc. ("BAI") and the payment of $300,145,061 in cash to satisfy the outstanding indebtedness of Holiday Inns to BAI, and (iii) the payment of $91 million in cash for seven of the Acquired Holiday Hotels that are owned by affiliates of Holiday Inns. The aggregate cash consideration payable in connection with the Holiday Acquisition is expected to be funded by the Company with a new $505 million secured senior credit facility ("New Credit Facility") which will replace the Company's existing $120 million secured senior credit facility. The Company expects that the New Credit Facility will provide for up to $505 million aggregate principal amount of term loan borrowings. The consummation of the transactions contemplated by the Merger Agreement is subject to certain conditions, including approval by the stockholders of the Company.

    The Company's principal executive offices are located at 14285 Midway Road, Suite 300, Dallas, Texas 75244, and its telephone number is (972) 788-0001.

                                  RISK FACTORS

    The Securities are subject to a number of material risks, including those
enumerated below.   Investors should carefully consider the risk factors
enumerated below together with all of the information set forth or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement in determining whether to purchase any of the Securities. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED HOLIDAY HOTELS

    To implement its growth strategy successfully, the Company must integrate the Acquired Holiday Hotels and any other subsequently acquired hotels into its existing operations. Upon the consummation of the Holiday Acquisition, the total number of hotels operated by the Company would increase from 39 to 101, the total number of rooms in such hotels would increase from approximately 10,000 to over 28,000 and the total number of the Company's employees would increase from approximately 4,000 to approximately 13,000. Upon the consummation of the Holiday Acquisition, the Company would also enter geographic markets where it previously did not have any properties. As a result, the consolidation of functions and integration of departments, systems and procedures of the Acquired Holiday Hotels with the Company's existing operations will present a significant management challenge. There can be no assurance that the Company will be able to effectively integrate the Acquired Holiday Hotels or achieve operating results in the Acquired Holiday Hotels comparable to the historical performance of its existing hotels. In addition, as a result of the Holiday Acquisition, the financial condition and results of operations of the Company following the Holiday Acquisition will not be comparable to the financial condition and results of operations of the Company for periods prior to the Holiday Acquisition.

HOTEL REDEVELOPMENT AND RENOVATION RISKS

    The Company's present business plan contemplates the expenditure of at least $150 million to redevelop or renovate a substantial number of the Acquired Hotels over a three-year period. The Company expects to finance the redevelopment and renovation of such Acquired Holiday Hotels from cash from operations and borrowings under the New Credit Facility or other credit facilities. The redevelopment or renovation of the Acquired Holiday Hotels and any other subsequently acquired hotels involves risks associated with construction and renovation of real property, including the possibility of construction costs overruns and delays due to various factors (including receipt of regulatory approvals, inclement weather and labor or material shortages and the continued availability of construction and permanent financing) and market or site deterioration after acquisition or renovation. The Company expects that the redevelopment of any particular hotel could take a substantial period of time to complete. Many of the hotels under redevelopment will be closed, or operations at the hotels substantially curtailed, during portions of redevelopment activity. Any unanticipated delays, expenses or disturbances of hotels being redeveloped could have an adverse effect on the results of operations and financial condition of the Company.

RISK OF SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

    As of December 31, 1996, the Company's long-term consolidated debt (including current portion) was $232.7 million and its stockholders' equity was $252.2 million. In connection with the Holiday Acquisition, the Company expects to incur approximately $428.0 million of additional indebtedness which will increase the ratio of its long-term debt (including current portion) to its total capitalization (including current portion of long-term debt and shares issued pursuant to the Holiday Acquisition) from 48.0% to 57.4% and increase the variable rate debt as a percent of total debt from 36.4% to 80.0%. Subject to limitations in its debt instruments, the Company may incur additional debt in the future to finance, among other things, the redevelopment of the Acquired Holiday Hotels and future acquisitions. Among other consequences, the Company's continuing substantial indebtedness could increase the Company's vulnerability to adverse general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise.

    Certain of the debt instruments to which the Company is a party contain a number of restrictive covenants and events of default, that, among other things, restrict the ability of the Company and its subsidiaries to: acquire or dispose of assets or businesses, incur additional indebtedness and contingent obligations, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict corporate activities of the Company, including its ability to acquire additional hotels, hotel businesses or assets, and to engage in certain changes of control and asset sale transactions. In addition, the Company is required to maintain specified financial ratios and comply with financial tests, including minimum interest coverage ratios, maximum leverage ratios, minimum net worth and maximum total indebtedness requirements. The ability of the Company to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could permit acceleration of the debt thereunder and acceleration of debt under other instruments of the Company that contain cross-acceleration or cross-default provisions. If the Company were unable to repay its indebtedness, its lenders could proceed against the collateral securing such indebtedness. Substantially all of the Company's hotels are pledged to secure indebtedness of the Company's subsidiaries, and the capital stock of certain of its subsidiaries is pledged to secure certain indebtedness of the Company.

    Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and lodging industry conditions and to increased competitive pressures.

HOLDING COMPANY STRUCTURE

    The Company is a holding company and, as such, conducts its business operations principally through its subsidiaries. As indebtedness of a holding company, the Debt Securities will be effectively subordinated to all existing and future obligations of the Company's subsidiaries. At December 31, 1996, the Company's subsidiaries had an aggregate of $164.4 million of indebtedness outstanding (exclusive of unused commitments of $53.0 million available under a $120 million secured senior credit facility).

    As a holding company, the Company's ability to service its indebtedness, including the Debt Securities, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. The ability of the Company's subsidiaries to make such disbursements is subject to applicable law and, under certain circumstances, restrictions contained in agreements entered into, or debt instruments issued, by the Company and its subsidiaries, possibly including any Supplemental Indenture (as defined in "Description of Debt Securities") or the Debt Securities.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

    Operating Risks. The Company's business is subject to all of the operating risks inherent in the lodging industry. These risks include changes in general and local economic conditions, cyclical overbuilding in the lodging industry, varying levels of demand for rooms and related services, competition from other hotels, motels and recreational properties, changes in travel patterns, the recurring need for renovations, refurbishment and improvements of hotel properties, changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs and changes in interest rates and the availability of credit. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally can not be reduced when circumstances cause a reduction in revenue.

    Competition in the Lodging Industry. The lodging industry is highly competitive. There is no single competitor or small number of competitors of the Company that are dominant in the industry. The Company's hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than the Company. Competition in the lodging industry is based generally on convenience of location, room rates and range and quality of services and guest amenities offered. The Company considers the location of its hotels and the services and guest amenities provided by it to be among the most important factors in its business. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Company's hotels compete.

    Seasonality. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

    Competition for Expansion Opportunities. The Company may compete for the acquisition of hotels with entities that have substantially greater financial resources than the Company. In addition, the Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980's through the early 1990's and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels recently have been at historically low levels and often well below the cost to build new hotels. Accordingly, the recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

    The Company owns 38 of its 39 existing hotels.  Of the 62 Acquired
Holiday Hotels to be acquired by the Company upon consummation of the Holiday Acquisition, the Company will own 45 of them and hold an equity interest in another three of them. Accordingly, the Company will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, which means that the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited.

SHARES AVAILABLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Holiday Acquisition, the Company will have outstanding 25,938,958 shares of Common Stock. Except for the 4,887,500 shares of Common Stock sold in the Company's initial public offering, substantially all of the outstanding shares will be "restricted securities" under Rule 144 under the Securities Act. Upon the consummation of the Holiday Acquisition, 9,373,118 shares of Common Stock will be beneficially owned by Holiday Corporation, BAI or affiliates thereof (the "Holiday Entities") and 9,373,118 shares of Common Stock will continue to be beneficially owned by United/Harvey Holdings, L.P. ("Holdings"). In connection with the Holiday Acquisition, the Company will grant certain demand and incidental registration rights to the Holiday Entities and Holdings with respect to all of the Common Stock beneficially owned by them.

PRINCIPAL STOCKHOLDERS

    Upon the consummation of the Holiday Acquisition, Holdings, which is controlled by The Hampstead Group, L.L.C. ("Hampstead"), a private investment firm, and the Holiday Entities will each beneficially own approximately 36% of the issued and outstanding shares of Common Stock. In connection with the Holiday Acquisition, the Company, Holdings and the Holiday Entities will enter into a Stockholders' Agreement (the "Stockholders' Agreement") pursuant to which Holdings and the Holiday Entities will agree to vote their shares of Common Stock in order to ensure that the Company's reconstituted Board of Directors (the "Board") will consist of nine directors comprised of the Company's chief executive officer and chief operating officer, three directors designated by the Holiday Entities (of which one director must be an outside director), three directors designated by Holdings (of which one must be an outside director) and one outside director designated by the Company's chief executive officer and chief operating officer, collectively. In addition, the Stockholders' Agreement will also restrict the ability of Holdings and the Holiday Entities to purchase or transfer shares of Common Stock. Accordingly, Holdings and the Holiday Entities will together have the ability to elect or remove members of the Board, and thereby control the management and affairs of the Company, and will have the power to approve or block most actions requiring approval of the stockholders of the Company.

POTENTIAL FOR CONFLICTS OF INTEREST INVOLVING CERTAIN BOARD MEMBERS

    Certain members of the Board are employed by, or are principals of, Hampstead or the Holiday Entities, each of which has interests in hotel companies that in the past have competed, and in the future may compete, with the Company for both guests and hotel acquisitions. In addition, the Company will have franchise and other material relationships with the Holiday Entities following the Holiday Acquisition. The members of the Board who are employed by or principals of Hampstead or the Holiday Entities may have conflicts of interest with respect to certain matters potentially or actually involving or affecting the Company and such other hotel-related investments, such as acquisition, development, financing and other corporate opportunities that may be suitable for the Company and such other hotel companies. In addition, such directors may also have conflicts of interests with respect to corporate opportunities suitable for the Company, Hampstead and the Holiday Entities. To the extent such opportunities arise, such directors will consult with independent financial and legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as a director of the Company or as an affiliate of such other hotel company or of Hampstead or the Holiday Entities, whether such opportunity is within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunity. It is expected that Hampstead and the Holiday Entities will follow similar procedures to the extent that Hampstead or the Holiday Entities or any principal or affiliate of Hampstead or the Holiday Entities that is not a director of the Company is presented with such an opportunity. In addition, determinations will be made by the Board when appropriate by the vote of the disinterested directors only. Notwithstanding the foregoing, no assurance can be given that all conflicts will be resolved in favor of the Company and its stockholders.

ENVIRONMENTAL RISKS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral.
Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks also are regulated by federal and state laws. In connection with the ownership and operation of its hotels and other properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Remediation activities have been undertaken to address potential contamination from storage tanks located on certain properties currently and previously owned by the Company. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. Limited quantities of ACMs are present in various building materials such as sprayed on ceiling treatments, roofing materials or floor tiles at certain of the Company's hotels. Operations and maintenance programs for maintaining ACMs have been, or are in the process of being, designed and implemented at several of the Company's hotels.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. The Company's indebtedness includes covenants restricting the Company's ability to pay dividends or make certain other distributions to stockholders. In connection with the offering of any dividend-paying Preferred Stock hereby, the applicable Prospectus Supplement will set forth the amount available for distribution as of the end of the most recent fiscal period under the Company's loan arrangements.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES AND WARRANTS

    All Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Securities.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Company's Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Amended and Restated Bylaws ("Bylaws") contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock." In addition, the Certificate of Incorporation presently authorizes the issuance of up to 75,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. In connection with the Holiday Acquisition, the Company will amend the Certificate of Incorporation to authorize the issuance of up to 150,000,000 shares of Common Stock and to eliminate the provisions of the Certificate of Incorporation that classify the Board. The Board will have the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such Preferred Stock, and existing stockholders of the Company will not have preemptive rights with respect thereto.

                                USE OF PROCEEDS

    Except as may be set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be applied by the Company for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions and other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for each of the periods indicated. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.



                                       Fiscal Year
                                           Ended                 Eleven Months Ended
                                     December 31, 1996          December 31, 1995(b)
                                     ------------------          --------------------
 Consolidated
 ratio of
 earnings to
 fixed charges                            2.20x                         1.40x
 (unaudited)(a)

-----------------------------

    (a) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges represent interest incurred, amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

    (b)  The Company was formed on January 31, 1995.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Senior Securities are to be issued under an indenture dated as of a date prior to the first issuance of Senior Securities, as supplemented from time to time (the "Senior Indenture"), between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Trustee"), and the Subordinated Securities are to be issued under an indenture to be dated as of a date prior to the first issuance of Subordinated Securities, as supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Trustee"). The term "Trustee" as used herein shall refer to either the Senior Trustee or the Subordinated Trustee, as appropriate, for Senior Securities or Subordinated Securities. The form of the Senior Indenture and the form of the Subordinated Indenture (being referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, do not purport to be complete, and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indentures.

    The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "-- Subordination" below. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series. A supplemental indenture to the applicable Indenture (the "Supplemental Indenture") will be entered into by the Company and the applicable Trustee with respect to the issuance of each series of Debt Securities, which will set forth the terms and provisions of such series of Debt Securities. Reference is made to the accompanying Prospectus Supplement for a description of the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities and whether they are Senior Securities or Subordinated Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the Regular Record Date therefor; (iv) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (v) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (vi) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vii) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (viii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto; (xii) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xiii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities"), and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiv) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities; (xv) the applicability of the provisions described in "-- Defeasance" below; (xvi) any subordination provisions applicable to such Debt Securities in addition to or different than those described under "-- Subordination" below; (xvii) any addition to, or modification or deletion of, any Events of Default or covenants with respect to such Debt Securities, including, without limitation, the amount to be specified in connection with clause (v) under "-- Events of Default" below; and (xviii) any other terms of the Debt Securities.

    Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") may be described in an applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable Prospectus Supplement.

    Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in any other circumstances described in an applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the owners or Holders thereof for any purpose under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the Participants to give such notice or take such action, and the Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in an applicable Prospectus Supplement. Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the applicable Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS IN THE INDENTURES

    Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer or exchange.

    Paying Agents, Etc. If the Company acts as its own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or interest on any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the applicable Trustee promptly of its action or failure so to act. If the Company has one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or interest on any Debt Securities of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Company will promptly notify the applicable Trustee of its action or failure so to act (unless such paying agent is such Trustee). All moneys paid by the Company to a paying agent for the payment of principal of and interest on any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Securities may look only to the Company for payment thereof.

    Payment of Taxes and Other Claims. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

    Maintenance of Properties. The Company will be required to cause all properties used in the business of the Company or any subsidiary of the Company to be maintained and kept in good condition, repair and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

    Existence. The Company will be required to, and also will be required to cause its Subsidiaries to, preserve and keep in full force their existence, charter rights, statutory rights and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

    Compliance with Laws. The Company will be required to and to cause its Subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

    Restrictive Covenants. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

    The following are Events of Default under each Indenture with respect to Debt Securities of any series: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable; (ii) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series;
(iv) default in the performance, or breach, of any other covenant or warranty of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to the Company as provided in such Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of the Company the principal amount of which is not less than the amount specified in the applicable Supplemental Indenture, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency or reorganization involving the Company; and (vii) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the applicable Trustee is required, within 90 calendar days after the occurrence of a default under the applicable Indenture in respect of any series of Debt Securities, to give to the Holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to Holders of the Debt Securities of such Series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii) or
(iii) of the preceding sentence, the applicable Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series.

    If an Event of Default with respect to Debt Securities occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" below. If an Event of Default under clause (vi) of the immediately preceding paragraph occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the applicable Trustee of any holder of the Debt Securities of that series.

    Each Indenture provides that, subject to the duty of the applicable Trustee thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee has received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of its obligations under the applicable Indenture and as to any default in such performance thereunder.

    Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

    Modifications and amendments of each Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Prepayment Date thereof; (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults; or
(vii) in the case of the Subordinated Indenture, modify any of the provisions relating to the subordination of the Subordinated Securities in a manner adverse to the Holders thereof.

    The Holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected thereby.

DEFEASANCE

    Unless otherwise specified in a Prospectus Supplement applicable to a particular series of Debt Securities, the Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Debt Securities of such series (except for certain obligations, including obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are described under "--Certain Covenants" above with respect to the Debt Securities of such series and any other covenants so designated in an applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (iv) under "--Events of Default" above with respect to any defeased covenant and clauses (v) and (vii) under "--Events of Default" above any other event of default so designated in an applicable Prospectus Supplement with respect to the Debt Securities of such series will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the applicable Trustee, in trust, money or direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of

America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (vi) under "-- Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause (i) above, the Company has delivered an Opinion of Counsel, stating that (1) the Company has received from, or there has been published by, the IRS a ruling or (2) since the date of the applicable Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred and (d) in the event of defeasance under clause (ii) above, the Company has delivered an Opinion of Counsel to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE
    The Company, at its option, may satisfy and discharge either Indenture (except for certain obligations of the Company and the applicable Trustee, including, among others, the obligations to apply money held in trust) when (i) either (a) all Debt Securities previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the applicable Trustee for cancellation or (b) all such Debt Securities not theretofore delivered to such Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to such Trustee for the giving of notice of redemption by such Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with such Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to such Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company and (iii) the Company has delivered to such Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the applicable Indenture have been satisfied.

SUBORDINATION
    Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Securities, but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Securities will not otherwise be affected. No payment on account of principal (or premium, if any), sinking fund or interest may be made on the Subordinated Securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on Senior Indebtedness. In the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Subordinated Trustee under the Subordinated Indenture or the Holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trusts pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

    Prior to the satisfaction and discharge of either Indenture, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless
(i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debt Securities and the applicable Indenture, (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists and (iii) an officer's certificate is delivered to the applicable Trustee to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and an opinion of counsel has been delivered to the applicable Trustee to the effect that the conditions set forth in the preceding clause (i) have been satisfied. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it has been named in the applicable Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under such Indenture and the Debt Securities.

CONVERSION RIGHTS

    The terms and conditions, if any, on which Debt Securities being offered are convertible into Common Stock or other Securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

    Each Indenture contains certain limitations on the right of the applicable Trustee, should it become a creditor of the Company within three months of, or subsequent to, a default by the Company to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the applicable Trustee's rights as a creditor of the Company will not be limited if the creditor relationship arises from, among other things, the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by such Trustee; certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the applicable Indenture; disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity; indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances, or other obligations. The Indentures do not prohibit the Trustees from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If either Trustee acquires any conflicting interest and there is an Event of Default under the applicable Indenture with respect to any series of Debt Securities, such Trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Certificate of Incorporation presently provides that the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. In connection with the Holiday Acquisition, the Company will amend the Certificate of Incorporation to authorize the issuance of up to 150,000,000 shares of Common Stock. As of December 31, 1996, 16,565,840 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to preferential rights that may be applicable to any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities, and there are no redemption of sinking fund provisions with respect to the Common Stock. The Common Stock is listed on the NYSE under the symbol "BH." The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

PREFERRED STOCK

    The Board has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN CORPORATE GOVERNANCE MATTERS
    The Certificate of Incorporation and Bylaws presently provide that the directors of the Company be classified into three classes with the directors in each class serving for three-year terms and until their successors are elected. Any additional person selected to the Board will be added to a particular class of directors to be determined at the time of such election; although in accordance with the Certificate of Incorporation and Bylaws, the number of directors in each class will be identical, or as nearly as practicable thereto, based on the total number of directors then serving as such. Officers serve at the pleasure of the Board. In connection with the Holiday Acquisition, the Company will amend the Certificate of Incorporation and Bylaws to eliminate the provisions thereof relating to the classification of the Board.

    The Bylaws provide that nominations for election of directors by the stockholders may be made by the Board or by any stockholder entitled to vote in the election of directors generally. The Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Commission under the Exchange Act or furnished to stockholders, or by mail, press release, or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. The Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or undertakings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

    In addition to the provisions relating to classification of the Board and the nomination procedures described above, the Certificate of Incorporation and Bylaws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the Company's directors (assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) the directors of the Company in office from time to time, or, if no directors remain in office, the stockholders, will fill any vacancy or newly created directorship on the Board, with any new director to serve in the class of directors to which he or she is so elected,
(iii) directors of the Company may be removed only for cause by the holders of at least 80% of the Company's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by the Chairman or a Vice Chairman of the Board or by a majority of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chairman of the Board or his specific designee or by a majority of the total number of directors of the Company (assuming no vacancies), and (vi) the Board, the Chairman or a Vice Chairman may postpone and reschedule any previously scheduled annual or special meeting of stockholders. The Bylaws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission under the Exchange Act or furnished to stockholders more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Bylaws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of the Company that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than a majority of the Company's voting stock, the Board will be required to call a meeting of stockholders for any lawful purpose (which may not, however, include the election of directors) and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 days after the date of receipt of notice of such meeting), provided that in the event that the Board calls an annual or special meeting of stockholders to be held not later than 120 days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board include (among others) the purposes specified in such written request of the stockholders.

    Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Certificate of Incorporation and Bylaws provide that (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Board and nomination procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as a single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals required by law, including approval by the Board with respect to any amendment to the Certificate of Incorporation), such action will be effective as of 15 months from the date of adoption and (ii) the Bylaw provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Board without stockholder approval.

    The foregoing provisions of the Certificate of Incorporation and Bylaws relating to advance notice of stockholder nominations may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. The provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures will provide benefits to the Company and its stockholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    The Company is a Delaware corporation and is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under
Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors and which transaction is approved or not opposed by a majority of the board of directors then in office.

    Because the Board approved the issuance of the Common Stock in connection with the formation of the Company, the transactions contemplated in connection with the Company's initial public offering and the transactions contemplated in connection with the Holiday Acquisition, the statutory restrictions on business combination transactions are not applicable to any person or group (and certain transferees) that became, is deemed to have become, becomes or is deemed to become the beneficial owner of 15% or more of the voting stock of the Company as a result of its receipt of Common Stock in connection therewith.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock or any combination thereof. Warrants may be issued independently, together with any other Securities offered by a Prospectus Supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters) or (iii) directly to one or more purchasers.

    The distribution of the Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including under the Securities Act, or contribution from the Company to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    All Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Securities.


                                 LEGAL MATTERS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to the Securities, the validity of the Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.


                                    EXPERTS

    The financial statements incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (which will be described in an applicable Prospectus Supplement), are estimated as follows:

                Securities and Exchange Commission registration fee . . . . . . . . . . . . . . .$     151,516
                Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        *
                Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .        *
                Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . . . . .        *
                Trustee's fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .        *
                Miscellaneous expenses(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . .        *
                                                                                                   ----------
                          Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     *
                                                                                                   ==========

---------------------

 * To be filed by amendment.

 (1) Includes estimate of stock exchange listing fees, blue sky fees and expenses, NASD filing fees and rating agency fees.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate of Incorporation and the Company's Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company to the fullest extent that may be permitted by Delaware law from time to time, and the Company's Bylaws provide for various procedures relating thereto. Certain provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

    Under Delaware law, directors, officers and employees of the Company and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

    As authorized by the Certificate of Incorporation, the Company entered into indemnification agreements with each of its directors. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses and (iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.


ITEM 16.  EXHIBITS

       1 .1      --  Underwriting Agreement (to be filed, as applicable to a particular offering of Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       3 .1      --  Third Amended and Restated Certificate of Incorporation of
                     the Company incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No.
                     333-00808), as amended, filed with the Commission on April
                     11, 1996

       3 .2*     --  Fourth Amended and Restated Certificate of Incorporation
                     of the Company

       3 .3      --  Amended and Restated Bylaws of the Company incorporated by reference to Exhibit 4.3 to the Company's Registration
                     Statement on Form S-4 (File No. 333-00808), as amended, filed with the Commission on April 11, 1996

       3 .4*     --  Second Amended and Restated Bylaws of the Company

       4 .1*     --  Form of Senior Indenture between the Company and the
                     Senior Trustee relating to the Senior Securities

       4 .2*     --  Form of Subordinated Indenture between the Company and the
                     Subordinated Trustee relating to the Subordinated
                     Securities

       4 .3      --  Supplemental Indenture (to be filed, as applicable to a particular offering of Debt Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       4 .4      --  The form or forms of Securities with respect to each
                     particular series of Securities registered hereunder (to be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       5 .1*     --  Opinion of Jones, Day, Reavis & Pogue

       12.1*     --  Statement re: Computation of Ratios

       23.1      --  Consent of Price Waterhouse LLP

       23.2*     --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                     5.1)

       24.1      --  Powers of Attorney

       25.1*     --  Statement of Eligibility and Qualification under the Trust
                     Indenture Act of 1939 on Form T-1 of the Senior Trustee to act as Trustee under the Senior Indenture

       25.2*     --  Statement of Eligibility and Qualification under the Trust
                     Indenture Act of 1939 on Form T-1 of the Subordinated
                     Trustee to act as Trustee under the Subordinated Indenture

---------------

*  To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that the undertakings set forth in paragraphs (i) and
    (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
    Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (5) That, (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on March 3, 1997.


                                        BRISTOL HOTEL COMPANY


                                        By:              *
                                           -------------------------------------
                                           J. Peter Kline
                                           President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 3, 1997.

        SIGNATURE                                                    TITLE
        ---------                                                    -----
                 *                              President, Chief Executive Officer and Director
----------------------------------                (Principal Executive Officer)
          J. Peter Kline

                 *                                          Chief Financial Officer
----------------------------------               (Principal Financial and Accounting Officer)
         Jeffrey P. Mayer

                 *                                                 Director
----------------------------------
        Donald J. McNamara

                 *                                                 Director
----------------------------------
          John A. Beckert

                 *                                                 Director
----------------------------------
      Richard M. FitzPatrick

                 *                                                 Director
----------------------------------
         David A. Dittman

                 *                                                 Director
----------------------------------
        Robert H. Lutz, Jr.

                 *                                                 Director
----------------------------------
            Paul Novak

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named persons.


                                       *By:     /s/ Joel M. Eastman
                                           ------------------------------------
                                                     Joel M. Eastman
                                              Pursuant to Powers of Attorney
                                                 filed herewith with the
                                            Securities and Exchange Commission

                               INDEX TO EXHIBITS


       Exhibit
         No.                            Description
       -------                          -----------
       1 .1      --  Underwriting Agreement (to be filed, as applicable to a particular offering of Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       3 .1      --  Third Amended and Restated Certificate of Incorporation of the Company incorporated by reference to
                     Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No. 333-00808), as amended, filed with the Commission on April 11, 1996

       3 .2*     --  Fourth Amended and Restated Certificate of Incorporation of the Company

       3 .3      --  Amended and Restated Bylaws of the Company incorporated by reference to Exhibit 4.3 to the
                     Company's Registration Statement on Form S-4 (File No. 333-00808), as amended, filed with the
                     Commission on April 11, 1996

       3 .4*     --  Second Amended and Restated Bylaws of the Company

       4 .1*     --  Form of Senior Indenture between the Company and the Senior Trustee relating to the Senior
                     Securities

       4 .2*     --  Form of Subordinated Indenture between the Company and the Subordinated Trustee relating to the
                     Subordinated Securities

       4 .3      --  Supplemental Indenture (to be filed, as applicable to a particular offering of Debt Securities, as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       4 .4      --  The form or forms of Securities with respect to each particular series of Securities registered hereunder (to be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference thereto)

       5 .1*     --  Opinion of Jones, Day, Reavis & Pogue

       12.1*     --  Statement re: Computation of Ratios

       23.1      --  Consent of Price Waterhouse LLP

       23.2*     --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

       24.1      --  Powers of Attorney

       25.1*     --  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of the
                     Senior Trustee to act as Trustee under the Senior Indenture

       25.2*     --  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of the
                     Subordinated Trustee to act as Trustee under the Subordinated Indenture

---------------

*  To be filed by amendment.